Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS
FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2008
     Midlothian, Texas September 22, 2008 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2008.
Highlights
▪	Consolidated revenues increased 7.3% over the same quarter last year, from approximately $150.1 million to $161.1 million and 7.1% for the six month period, from approximately $302.9 million to $324.3 million.

▪	Apparel Segment revenues increased 13.8% over the same quarter last year, from approximately $66.5 million to $75.7 million and 14.5% for the six month period, from approximately $134.2 million to $153.6 million.
Financial Overview
     For the quarter, our consolidated net sales increased by $11.0 million, or 7.3%, from $150.1 million for the quarter ended August 31, 2007 to $161.1 million for the quarter ended August 31, 2008. Our Print sales for the quarter were $85.4 million, compared to $83.6 million for the same quarter last year, or an increase of 2.2%. Apparel sales for the quarter were $75.7 million, compared to $66.5 million for the same quarter last year, or an increase of 13.8%. Our overall gross profit margins (“margins”) decreased from 27.5% to 24.4% for the quarters ended August 31, 2007 and August 31, 2008, respectively. Our Print margins decreased from 27.8% to 26.1%, while the Apparel margins decreased from 27.2% to 22.4%, for the quarters ended August 31, 2007 and August 31, 2008, respectively. Our earnings for the quarter decreased from $11.1 million for the quarter ended August 31, 2007 to $9.3 million for the quarter ended August 31, 2008. Our diluted EPS decreased from $.43 per share to $.36 per share for the quarters ended August 31, 2007 and August 31, 2008, respectively. During the quarter, our earnings and EPS were impacted by a charge-off of a large apparel customer account due to that customer’s bankruptcy, as reported in our Form 8-K filing dated July 11, 2008. Without the impact associated with this charge-off, our earnings for the quarter would have been $10.6 million and our diluted EPS would have been $.41 per share.
     For the six month period, net sales increased from $302.9 million for the six months ended August 31, 2007 to $324.3 million for the six months ended August 31, 2008, or 7.1%. Our Print sales for the period were $170.7 million, compared to $168.7 million for the same period last year. Apparel sales for the period were $153.6 million, compared to $134.2 million for the same period last year. Our

Print margins remained relatively stable at 27.1% and 27.0%, while our Apparel margins decreased from 27.5% to 21.9%, for the six months ended August 31, 2007 and 2008, respectively. Net earnings for the period decreased from $21.9 million for the six months ended August 31, 2007 to $20.3 million for the six months ended August 31, 2008 ($21.6 million without the impact of the aforementioned charge-off). Diluted earnings decreased from $.85 per share to $.79 per share ($.84 without the impact of the aforementioned charge-off) for the six months ended August 31, 2007 and 2008, respectively.
     The Company, during the quarter, generated $18.8 million in EBITDA (earnings before interest, taxes, depreciation and amortization) compared to $22.8 million for the comparable quarter last year. For the period, the Company generated $40.5 million in EBITDA during the period, compared to $45.3 million for the comparable period last year. Operational cash flows increased from $17.5 million for the six months ended August 31, 2007 to $31.0 million for the same period this year.
Reconciliation of Non-GAAP to GAAP measure (dollars in thousands):

	Three months ended		Six months ended
	August 31,		August 31,
	2008	2007	2008	2007
Earnings before income taxes	$14,709	$17,680	$31,932	$34,817
Interest expense	892	1,393	1,925	2,885
Depreciation/amortization	3,193	3,704	6,593	7,583

EBITDA (non-GAAP)	$18,794	$22,777	$40,450	$45,285

Keith Walters, Chairman, President & CEO, commented by saying, “fiscal year 2009 continues to be challenging given the general economic climate and continued pressures on commodity prices. Even with our past price increases, our Apparel Segment results continue to lag behind prior years’ results and as such we have recently instituted an additional price increase effective September 15, 2008 which should offset the commodity price increases being experienced by this segment. In addition, our Apparel Segment’s operational results were negatively impacted by the charge-off we had to take during the quarter associated with the bankruptcy filing of one of our customers. Our Print Segment’s top-line is continuing to be impacted by the general economic climate; however, our operational results continue to benefit from the cost control initiatives started last fiscal year. Overall, given the trying times all businesses are experiencing, the continued commodity price pressures and the impact of the bankruptcy filing, I am proud of what we accomplished this quarter and look forward to the remainder of the year.”
About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Six months ended
	August 31,		August 31,
	2008	2007	2008	2007
Condensed Operating Results
Revenues	$161,050	$150,086	$324,250	$302,860
Cost of goods sold	121,812	108,747	244,560	220,163

Gross profit	39,238	41,339	79,690	82,697
Operating expenses	23,525	22,263	45,660	44,911

Operating income	15,713	19,076	34,030	37,786
Other expense	1,004	1,396	2,098	2,969
Income tax expense	5,368	6,542	11,655	12,883

Net earnings	$9,341	$11,138	$20,277	$21,934

Earnings per share
Basic	$0.36	$0.44	$0.79	$0.86

Diluted	$0.36	$0.43	$0.79	$0.85

	August 31,	February 29,
	2008	2008
Condensed Balance Sheet Information
Current assets:
Cash	$10,164	$3,393
Accounts receivable, net	77,179	72,278
Inventories, net	90,712	98,570
Other	13,046	11,578

	191,101	185,819

Property, plant & equipment	56,902	58,988
Other	266,532	268,324

	$514,535	$513,131

Current liabilities
Accounts payable	$33,702	$29,658
Accrued expenses	21,239	21,913
Current portion of long-term debt	224	255

	55,165	51,826

Long-term debt	77,056	90,710
Deferred credits	21,400	22,116

Total liabilities	153,621	164,652

Shareholders’ equity	360,914	348,479

	$514,535	$513,131

	Six months ended
	August 31,
	2008	2007
Condensed Cash Flow Information
Cash provided by operating activities	$31,017	$17,489
Cash used in investing activities	(2,604)	(1,750)
Cash used in financing activities	(22,024)	(15,844)
Effect of exchange rates on cash	382	53

Change in cash	6,771	(52)
Cash at beginning of period	3,393	3,582

Cash at end of period	$10,164	$3,530